As filed with the Securities and Exchange Commission on August 6, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MDU RESOURCES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	30-1133956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No)

1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota	58506-5650
(Address of Principal Executive Offices)	(Zip Code)

MDU RESOURCES GROUP, INC. 401(k) RETIREMENT PLAN
(Full title of the plan)

Anthony D. Foti, Esq.
Chief Legal Officer and Corporate Secretary
MDU Resources Group, Inc.
1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
(Name and address of agent for service)
 (701) 530-1000
(Telephone number, including area code, of agent for service)

 Copy to:
Jason Day
Jonathan S. Schulman
Ashurst Perkins Coie US LLP
1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202
(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

MDU Resources Group, Inc. (the “Registrant”) previously filed (i) a Registration Statement on Form S-8 (File No. 333-198364) (the “First Prior Registration Statement”), pertaining to the registration of 3,500,000 shares of common stock, par value $1.00 per share (the “Common Stock”), issuable under the MDU Resources Group, Inc. 401(k) Retirement Plan (the “Plan”), (ii) a Registration Statement on Form S-8 (File No. 333-212635), as amended by Post-Effective Amendment No. 1 thereto (as so amended, the "Second Prior Registration Statement”), pertaining to the registration of 4,500,000 shares of Common Stock issuable under the Plan, (iii) a Registration Statement on Form S-8 (File No. 333-234760) (the “Third Prior Registration Statement”), pertaining to the registration of 5,000,000 shares of Common Stock issuable under the Plan, and (iv) a Registration Statement on Form S-8 (File No. 333-277317) (the “Fourth Prior Registration Statement” and, together with the First Prior Registration Statement, the Second Prior Registration Statement and the Third Prior Registration Statement, the “Prior Registration Statements”), pertaining to the registration of 5,000,000 shares of Common Stock issuable under the Plan. The Registrant hereby incorporates by reference the contents of the Prior Registration Statements to the extent not otherwise amended or superseded by the contents of this registration statement.

This registration statement is being filed pursuant to General Instruction E of Form S-8 to register under the Securities Act of 1933, as amended, the offer and sale of an additional 5,000,000 shares of Common Stock pursuant to the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant or the MDU Resources Group, Inc. 401(k) Retirement Plan with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein as of their respective dates of filing:

•The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 20, 2026.
•The MDU Resources Group, Inc. 401(k) Retirement Plan’s Annual Report on Form 11-K for the year ended December 31, 2025, filed with the Commission on June 18, 2026.
•The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, filed with the Commission on May 7, 2026 and August 6, 2026, respectively.
•The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 16, 2026 and May 13, 2026.
•The description of the Registrant’s Common Stock contained in Exhibit 99(b) to its Current Report on Form 8-K12B, filed with the Commission on January 2, 2019, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4(g) to the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 21, 2020.

All documents filed by the Registrant or the MDU Resources Group, Inc. 401(k) Retirement Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this registration statement.

Any statement contained in this registration statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators.
Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation (the “certificate of incorporation”) contains such a provision.
The Registrant’s bylaws (as amended and restated to date, the “bylaws”) provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any director or former director or officer or former officer of the Registrant (a “Director or Officer”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, penalties, excise taxes and penalties assessed with respect to employee benefit plans, and amounts paid in settlement) actually and reasonably incurred by such Director or Officer. Notwithstanding the preceding sentence, the Registrant is required to indemnify and hold harmless a Director or Officer in connection with a Proceeding (or part thereof) initiated by such Director or Officer only if the Proceeding (or part thereof) was authorized by the registrant’s board of directors. The bylaws also provide that the Registrant will pay the expenses (including attorneys’ fees) actually and reasonably incurred by a Director or Officer in defending any Proceeding in advance of its final disposition, subject to the terms and conditions set forth therein. In addition, the bylaws provide that the Registrant may provide indemnification and advancement of expenses (including attorneys’ fees) to employees and agents to the extent permitted by applicable law.

The Registrant has also obtained liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

In addition, the Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and the bylaws. These agreements, among other things, indemnify the Registrant’s directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of the Registrant or as a director or officer of any of its subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at the Registrant’s request.

Item 8. Exhibits.

Exhibit No.	Description
5(a)	Opinion of Ashurst Perkins Coie US LLP.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Ashurst Perkins Coie US LLP (included in Exhibit 5(a)).

24(a)	Power of Attorney (see signature page).

99(a)	MDU Resources Group, Inc. 401(k) Retirement Plan, Restated Effective January 1, 2026.

107	Filing Fee Table.

The Registrant will submit or have submitted the MDU Resources Group, Inc. 401(k) Retirement Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and have made or will make all changes required by the IRS in order to qualify the plan, as amended, under Section 401 of the Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota on the 6th day of August, 2026.

MDU RESOURCES GROUP, INC.

By:	/s/ Nicole A. Kivisto
Nicole A. Kivisto
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Nicole A. Kivisto, Jason L. Vollmer, and Anthony D. Foti, or any of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicole A. Kivisto	President, Chief Executive Officer and Director	August 6, 2026
Nicole A. Kivisto

/s/ Jason L. Vollmer	Chief Financial Officer	August 6, 2026
Jason L. Vollmer

/s/ Stephanie A. Sievert	Chief Accounting and Regulatory Affairs Officer	August 6, 2026
Stephanie A. Sievert

/s/ Darrel T. Anderson	Chair of the Board	August 6, 2026
Darrel T. Anderson

/s/ Vernon A. Dosch	Director	August 6, 2026
Vernon A. Dosch

/s/ Marian M. Durkin	Director	August 6, 2026
Marian M. Durkin

/s/ Douglas W. Jaeger	Director	August 6, 2026
Douglas W. Jaeger

/s/ Charles M. Kelley	Director	August 6, 2026
Charles M. Kelley

/s/ Tammy J. Miller	Director	August 6, 2026
Tammy J. Miller

/s/ Priti R. Patel	Director	August 6, 2026
Priti R. Patel

SIGNATURE

The Plan: Pursuant to the requirements of the Securities Act of 1933, the MDU Resources Group, Inc. Employee Benefits Committee, which functions as the 401(k) Retirement Plan Committee, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota on the 6th day of August, 2026.

MDU RESOURCES GROUP, INC. 401(k) RETIREMENT PLAN

By:	/s/ Jason L. Vollmer
Jason L. Vollmer
Chairman, Employee Benefits Committee